Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Stewart Lewack, Joseph Jaffoni
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS

SECOND QUARTER REVENUES

- Announces $25 Million Share Repurchase -

NAPLES, Florida, July 29, 2004 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three-month and six-month periods ended June 30, 2004.

For the three months ended June 30, 2004, consolidated net revenue rose 8.7% to $31.0 million from $28.5 million in the same period of 2003. The net revenue increase reflects gains at the Company’s Miami, Ft. Myers and Las Vegas market clusters. Operating income from continuing operations for the period rose 11.6% to $7.9 million, compared to $7.1 million in the second quarter of 2003, while Station Operating Income (SOI) rose 8.9% to $10.2 million, compared to $9.4 million in the year-ago period.

Net income was $3.8 million, or $0.15 per diluted share, in the three months ended June 30, 2004 compared to net income of $4.4 million, or $0.18 per diluted share, in the three months ended June 30, 2003. The decrease in net income was primarily due to a gain of $2.5 million, or $0.06 per diluted share on an after-tax basis, on the sale of 150,000 shares of investment securities in the 2003 second quarter, which did not occur in the 2004 second quarter. Per share results for the second quarters of 2004 and 2003 are based on 24,381,246 and 24,316,430 diluted shares outstanding, respectively.

Reported and same-station results are the same for the three month periods ended June 30, 2004 and 2003, as no station acquisitions or dispositions were completed in the relevant periods.

For the six months ended June 30, 2004, consolidated net revenue increased 7.6% to $57.0 million from $53.0 million in the same period of 2003. Operating income from continuing operations rose 7.5% to $12.6 million from $11.7 million in the year-ago period, while SOI grew 6.1% to $17.3 million from $16.3 million.

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Beasley Broadcast Group, 7/29/04	page 2 of 7

The Company reported net income of $4.0 million, or $0.16 per diluted share, for the first six months of 2004, compared to net income of $6.4 million, or $0.26 per diluted share, in the comparable 2003 period. Results for the first six months of 2004 reflect a $2.4 million loss, or $0.06 per share on an after-tax basis, to write-off debt issuance costs related to the Company’s old credit facility and certain fees to establish a new credit facility. The June 30, 2003 period benefited from a $3.3 million gain, or $0.08 per diluted share on an after-tax basis, on the sale of 250,000 shares of investment securities. Per share results for the first half of 2004 and 2003 are based on 24,584,525 and 24,298,580 diluted shares outstanding, respectively.

Share Repurchase

The Company also announced that its Board of Directors has authorized the repurchase of up to $25 million of Beasley common stock over a period of one year. These repurchases will be made in open market or privately negotiated transactions from time to time in compliance with the SEC’s Rule 10b-18, subject to market conditions, applicable legal requirements, the requirements of Beasley’s credit facility and other factors. This plan does not obligate Beasley to acquire any particular amount of common stock and the plan may be suspended or reinstated at any time at the Company’s discretion. As of June 30, 2004, Beasley had approximately 24.4 million shares of common stock outstanding and cash or cash equivalents of approximately $8.4 million.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “Revenue increases at 7 of our 10 market clusters combined with positive developments in Philadelphia led to better than expected revenue growth during the second quarter. This performance helped contribute to a significant year-over-year revenue increase for the Company, underscoring the benefits of programming changes we’ve made to competitively position the Company in this operating environment. Station operating expenses also increased, but as with other investments we’ve made in our Company, these expenditures made sense from a competitive and opportunistic standpoint, and we believe they will ultimately enhance the value of our station portfolio.

“Given the Company’s prospects, its ability to generate free cash flow and the attractive valuation of its common stock, Beasley’s Board of Directors believes that, in addition to reducing debt, opportunistic share repurchases represent an excellent use of capital. Periodically buying our shares while we continue to enhance the performance of our radio station assets will further support our goal of increasing shareholder value.”

Third Quarter Guidance

For the three-month period ending September 30, 2004, the Company anticipates reporting a net revenue increase of approximately 4%. This guidance assumes no material changes in economic conditions or other extraordinary world events. The Company can give no assurance as to whether these conditions will continue, or if they change, how such changes may affect the Company’s current expectations. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

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Beasley Broadcast Group, 7/29/04	page 3 of 7

Conference Call Information:

The Company will host a conference call and simultaneous webcast today, July 29, 2004, at 11:00 a.m. EDT to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/409-9261; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at the Company’s Web site at www.bbgi.com; allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for 14 days on the Internet from the Company’s Web site or for 24 hours via telephone at 973/341-3080 (reservation # 4964667).

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that, upon completion of pending transactions, will own or operate 43 stations (27 FM and 16 AM) located in eleven large- and mid-size markets in the United States.

Definitions

Same-station results compare stations operated by the Company at June 30, 2004 to those same-stations operated by our company at June 30, 2003.

Station Operating Income (SOI) consists of net revenue less station operating expenses. Beasley defines station operating expenses as costs of services (excluding depreciation and amortization) and selling, general and administrative expenses. SOI replaces broadcast cash flow (BCF) as the metric used by management to assess the performance of its stations. Although it is calculated in the same manner as BCF, Beasley’s management believes that using the term “station operating income” provides a more accurate description of the performance measure.

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Beasley uses these non-GAAP financial measures for internal budgeting purposes and to evaluate the performance of its radio stations. Beasley uses SOI to evaluate the operating performance of its radio stations because SOI enables it to measure the performance of its radio stations before non-cash expenses for depreciation and amortization and general and administrative costs and expenses related to its corporate and capital structure. Beasley’s management also uses SOI to make decisions as to the acquisition and disposition of radio stations. SOI excludes recurring non-cash and corporate-level costs and expenses, which may also be material to an assessment of the Company’s overall operating performance. Beasley’s management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented as separate line items on our statements of operations contained in Beasley’s periodic reports filed with the SEC.

SOI is not calculated in accordance with GAAP and is not necessarily comparable to similarly titled measures employed by other companies. However, SOI is a measure widely used in the radio broadcast industry. The Company believes that SOI provides meaningful information to investors

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Beasley Broadcast Group, 7/29/04	page 4 of 7

because it is an important measure of how effectively the Company operates its business (i.e., operate radio stations) and assists investors in comparing Beasley’s operating performance with that of other radio companies. The Company also believes that providing SOI on a same station basis is a useful measure of performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows Beasley’s management and investors to measure the performance of radio stations the Company owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (SEC). Readers should note that these statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the loss of key personnel, a downturn in the performance of our large-market radio stations, the Company’s substantial debt levels, and changes in the radio broadcast industry generally. The Company’s actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of Beasley’s SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or Beasley’s website, www.bbgi.com. These statements do not include the potential impact of any acquisitions or dispositions announced or completed after July 29, 2004. All information in this release is as of July 29, 2004, and the Company undertakes no obligation to update the information contained herein to actual results or changes to the Company’s expectations.

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Beasley Broadcast Group, 7/29/04	page 5 of 7

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenue	$30,959,144	$28,473,088	$57,027,762	$52,992,704

Costs and expenses:
Cost of services (excluding depreciation and amortization) (1)	10,024,336	9,384,917	18,948,096	17,445,761
Selling, general and administrative (1)	10,724,869	9,715,724	20,764,108	19,222,567
Corporate general and administrative	1,535,343	1,423,423	3,097,953	2,816,593
Depreciation and amortization	803,649	893,795	1,626,475	1,795,220

Total costs and expenses	23,088,197	21,417,859	44,436,632	41,280,141
Operating income from continuing operations	7,870,947	7,055,229	12,591,130	11,712,563
Interest expense	(1,641,008)	(2,836,625)	(3,605,508)	(5,925,615)
Loss on extinguishment of long-term debt (2)	—	—	(2,418,781)	—
Gain on sale of investments (3)	—	2,495,451	—	3,294,999
Gain on increase in fair value of derivative financial instruments	112,836	414,000	151,949	820,000
Interest income	90,528	178,204	179,384	345,596
Other non-operating income (expense)	—	8,293	(60,070)	(47,206)

Income from continuing operations before income taxes	6,433,303	7,314,552	6,838,104	10,200,337
Income tax expense	2,660,082	2,931,931	2,822,002	4,108,222

Income from continuing operations before discontinued operations	3,773,221	4,382,621	4,016,102	6,092,115
Discontinued operations (net of income taxes)	—	—	—	266,840

Net income	$3,773,221	$4,382,621	$4,016,102	$6,358,955

Basic net income per share:
Income from continuing operations before discontinued operations	0.16	0.18	0.17	0.25
Discontinued operations	—	—	—	0.01

Net income	$0.16	$0.18	$0.17	$0.26

Diluted net income per share:
Income from continuing operations before discontinued operations	0.15	0.18	0.16	0.25
Discontinued operations	—	—	—	0.01

Net income	$0.15	$0.18	$0.16	$0.26

Basic common shares outstanding	24,275,107	24,273,441	24,275,404	24,273,441

Diluted common shares outstanding	24,381,246	24,316,430	24,584,525	24,298,580

(1)	We refer to our “Cost of services (excluding depreciation and amortization)” and “Selling, general and administrative” together as our “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.

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Beasley Broadcast Group, 7/29/04	page 6 of 7

(2)	In the 2004 first quarter, Beasley recorded a loss on extinguishment of debt of $2.4 million, or $0.06 per diluted share on an after-tax basis, to write-off debt issuance costs related to the old credit facility and certain fees related to establish a new credit facility.
(3)	We recorded gains on sales of investments of $2.5 million, or $0.06 per diluted share on an after-tax basis and $3.3 million, or $0.08 per diluted share on an after-tax basis during the three- and six-month periods ended June 30, 2003, respectively.

Selected Balance Sheet Data - Unaudited

(in thousands)

	June 30, 2004	December 31, 2003
Cash and cash equivalents	$8,407	$7,730
Working capital	25,874	26,799
Total assets	281,750	277,891
Long term debt, less current installments	163,112	169,987
Total stockholders’ equity	74,294	69,410

Selected Statement of Cash Flows Data - Unaudited

(in thousands)

	Six Months Ended June 30,
	2004	2003
Net cash provided by operating activities	$10,513	$8,360
Net cash provided by (used in) investing activities	(2,552)	4,500
Net cash used in financing activities	(7,284)	(11,161)
Net increase in cash & cash equivalents	677	1,699

Calculation of SOI (Unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenue	$30,959,144	$28,473,088	$57,027,762	$52,992,704
Station operating expenses	(20,749,205)	(19,100,641)	(39,712,204)	(36,668,328)

SOI	$10,209,939	$9,372,447	$17,315,558	$16,324,376

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Beasley Broadcast Group, 7/29/04	page 7 of 7

Reconciliation of SOI to Net Income (Unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
SOI	$10,209,939	$9,372,447	$17,315,558	$16,324,376
Corporate general and administrative	(1,535,343)	(1,423,423)	(3,097,953)	(2,816,593)
Depreciation and amortization	(803,649)	(893,795)	(1,626,475)	(1,795,220)
Interest expense	(1,641,008)	(2,836,625)	(3,605,508)	(5,925,615)
Loss on extinguishment of long-term debt	—	—	(2,418,781)	—
Gain on sale of investments	—	2,495,451	—	3,294,999
Gain on increase in fair value of derivative financial instruments	112,836	414,000	151,949	820,000
Interest income	90,528	178,204	179,384	345,596
Other non-operating income (expense)	—	8,293	(60,070)	(47,206)
Income tax expense	(2,660,082)	(2,931,931)	(2,822,002)	(4,108,222)
Discontinued operations (net of income taxes)	—	—	—	266,840

Net income	$3,773,221	$4,382,621	$4,016,102	$6,358,955

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